EXHIBIT 3.1.6

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

SHOSHONE SILVER MINING CO.

To the Secretary of State of the State of Idaho:

Pursuant to Title 30, Chapter 1, Idaho Code, the undersigned corporation amends its Articles of Incorporation as follows:

1. The name of the corporation is Shoshone Silver Mining Co.

2. The following amendment of the Articles of Incorporation was adopted by the Shareholders of the corporation on August 29, 2007, in the manner prescribed by the Idaho Business Corporation Act:

The authorized capital stock of this corporation shall consist of Eighty Million (80,000,000) shares of common stock with a par value of ten cents ($.10) per share. The Board of Directors of the corporation may from time to time authorize by resolution the issuance of any or all shares of the common stock herein authorized for such purposes, in such amounts, to such persons, corporations or entities, and for such consideration, as the Board of Directors, in its discretion, may determine and without any vote or other action by the stockholders, except as otherwise required by law. The common stock, after the amount of the subscription price or par value, whichever is greater, has been paid and shall not be subject to assessment to pay the debts of the corporation. Stockholders do not have any pre-emptive right to acquire the corporation’s shares of common stock.

The number of shares of the corporation outstanding at the time of such adoption was 18,396,680, and the number of each class entitled to vote thereon was 18,396,680.

The number of shares voted for such amendment was 11,607,161; the number of shares voted against such amendment was 2,006,248; and the number of shares abstaining was 66,944.

The manner in which such amendment effects a change in the amount of stated capital, and the amount of stated capital as changed by such amendment, are as follows:

$8,000,000.00	80,000,000 shares	Ten cents ($.10) par value.

Dated this 14th day of October, 2007.

Shoshone Silver Mining Co.

By:	/s/ Lex Smith
Lex Smith, Its President